UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2014

VWR FUNDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

P.O. Box 6660

Radnor, PA 19087

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (610) 386-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 17, 2014, VWR Funding, Inc. (the “Company”) issued a conditional notice of redemption to holders of its outstanding 10.75% senior subordinated notes due 2017 (the “2017 Notes”) that the Company will redeem all of its outstanding 2017 Notes on October 17, 2014 (the “Redemption Date”). The redemption price for the 2017 Notes will be 100.000% of the principal amount of the 2017 Notes, plus accrued and unpaid interest thereon to the Redemption Date (the “Redemption Price”), in accordance with the provisions of the indenture governing the 2017 Notes. The notice of redemption was conditioned upon (i) the completion of an initial public offering (the “IPO”) of VWR Corporation, the parent company of the Company, and (ii) the receipt by the Company of net proceeds from the IPO in an amount at least equal to the aggregate Redemption Price of the 2017 Notes, referred to collectively as the “Financing Condition.” The Company reserves the right to waive any or all components of the Financing Condition in its sole discretion. In the Company’s discretion, the Redemption Date may not occur or the notice of the redemption may be rescinded or be amended to (i) delay the Redemption Date in the event that the Financing Condition shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and (ii) reduce the aggregate principal amount of 2017 Notes to be redeemed in the event that the net proceeds from the IPO are insufficient to redeem all outstanding 2017 Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: September 17, 2014	By:	/s/ Douglas J. Pitts
	Name:	Douglas J. Pitts
	Title:	Vice President and Corporate Controller